Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference of our report dated June 19, 2009 on The Shaw Group Inc. 401(k) Plan’s (the “401(k) Plan”) financial statements as of December 31, 2008 and for the year ended December 31, 2008 included in the 2008 Annual Report on Form 11-K of the 401(k) Plan into The Shaw Group Inc.’s Registration Statement on Form S-8 (SEC File No. 333-000000). Also, we consent to the incorporation by reference of our report dated June 19, 2009 on The Shaw Group Inc. 401(k) Plan for Certain Hourly Employees’ (the “Employee Plan”) financial statements as of December 31, 2008 and for the year ended December 31, 2008 included in the 2008 Annual Report on Form 11-K of the Employee Plan into The Shaw Group Inc.’s Registration Statement on Form S-8 (SEC File No. 333-000000).
/s/ Hannis T. Bourgeois, LLP
July 9, 2009
Baton Rouge, Louisiana